UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 16, 2007, BioMarin Pharmaceutical Inc. (the “Company”) entered into an employment agreement with Mark Wood, Vice President, Human Resources, with a base annual salary of $225,000.

Pursuant to the employment agreement, Mr. Wood is entitled to bonuses in accordance with the Company’s generally applicable employee bonus program, with such targets and metrics as the Board may approve from time to time, and is entitled to participate in the Company’s retirement, stock option, stock purchase, pension, insurance, profit-sharing and similar plans as in effect from time to time.

Mr. Wood’s employment continues until terminated. The Company can terminate the agreement at any time upon written notice to Mr. Wood. Under the terms of the agreement, if the Company terminates Mr. Wood’s employment without cause or if he resigns for good reason or becomes permanently disabled while employed by the Company or the Company files bankruptcy, Mr. Wood will be entitled to receive, in a lump sum within two weeks after separation of employment: (i) compensation in an amount equal to his then current annual base salary; and (ii) a cash bonus equal to 100% of the greater of the actual cash bonus paid to Mr. Wood attributable to the prior years’ service or his target cash bonus for the current year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation
(Registrant)

Date: July 19, 2007	/s/ G. Eric Davis
G. Eric Davis
Vice President, General Counsel